Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Edison International
(
Exact
Name of Registrant as
Specified
in its
Charter
)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	6.25% Senior Notes Due 2030	457(r)	$ 550,000,000	98.838%	$ 543,609,000	.0001531	$ 83,226.54

	Total Offering Amounts					$ 543,609,000		$ 83,226.54

	Total Fees Previously Paid

	Net Fee Due							$83,226.54